Exhibit 10 (vii)

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made as of the 11th day of January 1999, among PENNS WOODS BANCORP, INC. (“Penns Woods”), a Pennsylvania business corporation having a place of business at 115 South Main Street, Jersey Shore, Pennsylvania, JERSEY SHORE STATE BANK (“Bank”), a Pennsylvania banking institution having a place of business at 115 South Main Street, Jersey Shore, Pennsylvania, and WILLIAM H. ROCKEY (“Executive”), an adult individual.

WITNESSETH:

WHEREAS, Bank is the wholly owned banking subsidiary of Penns Woods;

WHEREAS, Penns Woods and Bank desire to employ Executive to serve in the capacity of Senior Vice President of each of Penns Woods and Bank on the terms and conditions set forth herein;

WHEREAS, Executive desires to accept employment with each of Penns Woods and Bank on the terms and conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.             Employment.  Penns Woods and Bank each hereby employ Executive, and Executive hereby accepts employment with each of Penns Woods and Bank, on the terms and conditions set forth in this Agreement.

2.             Duties of Employee.  Executive shall perform and discharge well and faithfully such duties as an executive officer of Penns Woods and of Bank as may be assigned to Executive from time to time by the respective Boards of Directors of Penns Woods and of Bank.  Executive shall be employed as Senior Vice President of Penns Woods and of Bank, and shall hold such other titles as may be given to him from time to time by the respective Boards of Directors of Penns Woods and of Bank.  Executive shall devote his full time, attention and energies to the business of Penns Woods and of Bank during the Employment Period (as defined in Section 3 of this Agreement); provided, however, that this Section 2 shall not be construed as preventing Executive from (a) investing Executive’s personal assets in enterprises that do not compete with Penns Woods or Bank or (b) being involved in any other activity with the prior approval of the Board of Directors of Penns Woods and Bank.

3.             Term of Agreement.

(a)           This Agreement shall be for a three (3) year period (the “Employment Period”) commencing on January 11, 1999 and ending on January 10, 2002; provided, however, that the Employment Period shall be automatically extended on January 11, 2000 and on January 1 of each subsequent year thereafter (each an “Annual Renewal Date”) for a period ending three (3) years from each Annual Renewal Date unless either party shall give written notice of nonrenewal to the other party at least ninety (90) days prior to an Annual Renewal Date, in which event this Agreement shall terminate at the end of the then existing Employment Period.

(b)           Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically for Cause (as defined herein) upon written notice from the Board of Directors of each of Penns Woods and Bank to Executive.  As used in this Agreement, “Cause” shall mean any of the following:

(i)            Executive’s conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood, or a crime involving moral turpitude, or the actual incarceration of Executive for a period of forty-five (45) consecutive days or more;

(ii)           Executive’s continued failure to follow the good faith lawful instructions of the Board of Directors of Penns Woods or Bank with respect to its operations, for a material period of time following written notice to Executive of such instructions; or

(iii)          Executive’s willful failure to substantially perform Executive’s duties to Penns Woods or Bank, other than a failure resulting from Executive’s incapacity because of physical or mental illness, which willful failure results in demonstrable material injury and damage to Penns Woods or Bank.

If this Agreement is terminated for Cause, Executive’s rights under this Agreement shall cease as of the effective date of such termination.

(c)           Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s voluntary termination of employment (other than in accordance with Section 5 of this Agreement relating to termination for Good Reason following a Change in Control), retirement at Executive’s election, or

Executive’s death, and Executive’s rights under this Agreement shall cease as of the date of such voluntary termination, retirement at Executive’s election, or death; provided, however, that, if Executive dies after Executive delivers a Notice of Termination (as defined in Section 5(a) of this Agreement), the provisions of Section 14(b) of this Agreement shall apply.

(d)           Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s disability and Executive’s rights under this Agreement shall cease as of the date of such termination; provided, however, that, if Executive becomes disabled after Executive delivers a Notice of Termination (as defined in Section 5(a) of this Agreement), Executive shall nevertheless be absolutely entitled to receive all of the compensation and benefits provided for in, and for the term set forth in, Section 6 of this Agreement.  For purposes of this Agreement, disability shall mean Executive’s incapacitation by accident, sickness, or otherwise which renders Executive mentally or physically incapable of performing the services required of Executive for three hundred sixty (360) consecutive days.

(e)           Executive agrees that, in the event his employment under this Agreement is terminated, Executive shall concurrently resign as a director of Penns Woods or Bank, or any subsidiary or affiliate of Penns Woods or Bank, if he is then serving as a director of any of such entities.

4.             Employment Period Compensation.

(a)           Salary.  For services performed by Executive under this Agreement, Bank shall pay Executive a salary during the Employment Period at the rate of $96,700 per year (the “Base Salary”), payable at the same times as salaries are payable to other executive employees of Bank.  Bank may, from time to time, increase Executive’s salary, and any and all such increases shall be deemed to constitute amendments to this Section 4(a) to reflect the increased amounts, effective as of the date established for such increases by the Board of Directors of Bank or any committee of such Board in the resolutions authorizing such increases.

(b)           Vacation.  During the Employment Period, Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Boards of Directors of Penns Woods and Bank plus such other personal or bonus days as may be set forth in the policies of Penns Woods and Bank.  Executive shall not be entitled to receive any additional compensation from Penns Woods and Bank for failure to take a vacation, nor shall Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Boards of Directors or the policies of Penns Woods and Bank.

(c)           Employee Benefit Plans.  During the Employment Period, Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, incentive bonus, employee stock ownership, or other plans, benefits and privileges given to employees and executive officers of Penns Woods and Bank, to the extent commensurate with Executive’s then existing duties and responsibilities as fixed by the Boards of Directors of Penns Woods or Bank, in the same manner as other executive officers.  Penns Woods and Bank shall not make any changes in such plans, benefits or privileges which would adversely affect Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of Penns Woods and Bank and does not result in a proportionately greater adverse change in the rights of or benefits to Executive as compared with any other executive officer of Penns Woods and Bank.  Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 4(a) hereof.

5.             Termination of Employment Following Change in Control.

(a)           If a Change in Control (as defined in Section 5(b) of this Agreement) shall occur and if thereafter, at any time during the term of this Agreement, there shall be:

(i)            any involuntary termination of Executive’s employment (other than for the reasons set forth in Section 3(b) or 3(d) of this Agreement relating to termination for Cause or disability);

(ii)           any reduction in Executive’s title, responsibilities, including reporting responsibilities, or authority, including such title, responsibilities, or authority as such title, responsibilities, or authority may be increased from time to time during the term of this Agreement;

(iii)          the assignment to Executive of duties inconsistent with Executive’s office on the date of the Change in Control or as the same may be increased from time to time after the Change in Control;

(iv)          any reassignment of Executive to a location greater than twenty-five (25) miles from the location of Executive’s office on the date of the Change in Control;

(v)           any reduction in Executive’s annual base salary in effect on the date of the Change in Control or as the same may be increased from time to time after the Change in Control;

(vi)          any failure to continue Executive’s participation in any of Penns Woods’ incentive compensation or bonus plans in which Executive participated at the time of the Change in Control or any change or amendment to any provisions of any of such plans which would materially decrease the potential benefits to Executive under any of such plans;

(vii)         any failure to provide Executive with benefits at least as favorable as those enjoyed by Executive under any of Penns Woods’ retirement or pension, life insurance, medical, health and accident, disability or other employee plans in which Executive participated at the time of the Change in Control, or the taking of any action that would materially reduce any of such benefits in effect at the time of the Change in Control;

(viii)        any requirement that Executive travel in performance of his duties on behalf of Penns Woods or Bank for a significantly greater period of time during any year than was required of Executive during the year preceding the year in which the Change in Control occurred;

(ix)           any sustained pattern of interruption or disruption of Executive for matters substantially unrelated to Executive’s discharge of Executive’s duties on behalf of Penns Woods and Bank; or

(x)            any breach of this Agreement of any nature whatsoever on the part of Penns Woods or Bank;

then, at the option of Executive, exercisable by Executive within ninety (90) days of the occurrence of any of the foregoing events, Executive may resign from employment with Penns Woods and Bank (or, if involuntarily terminated, give notice of intention to collect benefits under this Agreement) by delivering a notice in writing (the “Notice of Termination”) to Penns Woods and Bank and the provisions of Section 6 of this Agreement shall apply.

(b)           As used in this Agreement, “Change in Control” shall mean the occurrence of any of the following:

(i) (A)     a merger, consolidation, or division involving Penns Woods, (B) a sale, exchange, transfer, or other disposition of substantially all of the assets of Penns Woods or Bank, or (C) a purchase by Penns Woods of substantially all of the assets of another entity, unless (x) such merger, consolidation, division, sale, exchange, transfer, purchase or disposition is approved in advance by eighty percent (80%) or more of the members of the Board of

Directors of Penns Woods who are not interested in the transaction and (y) a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction (and of the Board of Directors of such entity’s parent corporation, if any) are former members of the Board of Directors of Penns Woods; or

(ii)           any other change in control of Penns Woods similar in effect to any of the foregoing.

6.             Rights in Event of Termination of Employment.

(a)           In the event that (i) Executive’s employment is involuntarily terminated by Penns Woods and Bank without Cause in the absence of a Change in Control at the date of such termination or (ii) Executive delivers a Notice of Termination pursuant to Section 5(a) of this Agreement following a change in Control, Penns Woods and Bank shall pay (or cause to be paid), in the aggregate, to Executive in cash, within thirty (30) days following termination of Executive’s employment, an amount equal to the greater of (x) the Executive’s then current Base Salary multiplied by two (2) or (y) the aggregate amount of Base Salary due and payable to Executive over the remaining Employment Period in effect at the time of termination of Executive’s employment.  Notwithstanding the preceding sentence, in the event that the lump-sum payment described in the preceding sentence, when added to all other amounts or benefits provided to or on behalf of Executive in connection with termination of Executive’s employment, would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, such lump-sum shall be reduced (retroactively, if necessary) to the extent necessary to avoid such imposition.  Penns Woods’ independent auditors shall be responsible for calculating any potential excise tax under Section 4999 and the amount of reduction in the payments to be made to Executive, if any, necessary to avoid imposition of such excise tax, and all such calculations shall be final and binding on all parties.

(b)           Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise.  The amount of payment or the benefit provided for in this Section 6 shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

(c)           The amounts payable pursuant to this Section 6 shall constitute Executive’s sole and exclusive remedy in the event of involuntary termination of Executive’s employment by Penns Woods and Bank.

7.             Covenant Not to Compete.

(a)           Executive hereby acknowledges and recognizes the highly competitive nature of the business of Penns Woods and Bank and accordingly agrees that, during and for the applicable period set forth in Section 7(c) hereof, Executive shall not:

(i)            be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation, or enterprise engaged, in (1) the banking or financial services industry or (2) any other activity in which Penns Woods or any of its subsidiaries is engaged during the Employment Period, in any county in which, at any time during the Employment Period or at the date of termination of the Executive’s employment, a branch office or other facility of Penns Woods or Bank, or any of their respective subsidiaries, is located, or in any county contiguous to such a county, including contiguous counties located outside of the Commonwealth of Pennsylvania (the “Non-Competition Area”); or

(ii)           provide financial or other assistance to any person, firm, corporation, or enterprise engaged in (1) the banking or financial services industry, or (2) any other activity in which Penns Woods or Bank or any of their respective subsidiaries, is engaged during the Employment Period, in the Non-Competition Area.

(b)           It is expressly understood and agreed that, although Executive, Penns Woods, and Bank consider the restrictions contained in Section 7(a) hereof reasonable for the purpose of preserving for Penns Woods, Bank, and their respective subsidiaries, their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 7(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 7(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c)           The provisions of this Section 7 shall be applicable commencing on the date of this Agreement and ending on one of the following dates, as applicable:

(i)            if Executive’s employment terminates in accordance with the provisions of Section 3 (other than

Section 3(b) relating to termination for Cause), the effective date of termination of employment;

(ii)           if Executive’s employment terminates in accordance with the provisions of Section 3(b) of this Agreement (relating to termination for Cause) or the Executive voluntarily terminates his employment other than in accordance with the provisions of Section 5 hereof, the first anniversary date of the effective date of termination of employment; or

(iii)          if the Executive voluntarily terminates his employment in accordance with the provisions of Section 5 hereof, the effective date of termination of employment.

8.             No Disclosure of Confidential Information.  The Executive agrees that all customer lists and information, files and records now or hereafter used by the Penns Woods or Bank are the property of Penns Woods and Bank and constitute trade secrets.  Accordingly, the Executive acknowledges that the trade secrets of Penns Wood and Bank as they may exist from time to time and other confidential information concerning the business, products, technical information, sales activities, procedures, promotion, pricing techniques, business plans, customer lists and credit and financial data concerning customers of Penns Wood and Bank are valuable, special and unique assets of Penns Wood and Bank, access to and knowledge of which are essential to the performance of the Executive’s duties under this Agreement.  Executive further agrees that all knowledge and information described in the preceding sentence not in the public domain and heretofore or in the future obtained by the Executive as a result of employment by the Bank shall be considered confidential information and shall not be disclosed without the consent of Penns Wood and Bank.  Nothing contained herein shall be deemed to preclude the Executive from responding to requests for information or inquiries from federal or state banking regulations or complying with applicable laws and regulations.

9.             Equitable Relief.  Executive acknowledges that the restrictions contained in Sections 7 and 8, in view of the nature of the business in which Penns Woods and Bank are engaged, are reasonable and necessary in order to protect the legitimate interests of Penns Woods and Bank and that any violation thereof would result in irreparable injury to Penns Woods and Bank, and Executive therefore acknowledges that, in the event of Executive’s violation of any of these restrictions, Penns Woods or Bank shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other remedies to which Penns Woods or Bank may be entitled.

10.           Notices.  Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive’s residence, in the case of notices to Executive, and to the principal executive offices of Penns Woods and Bank, in the case of notices to Penns Woods and Bank.

11.           Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Boards of Directors of Penns Woods and Bank.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12.           Assignment. This Agreement shall not be assignable by any party, except by Penns Woods and Bank to any successor in interest to their respective businesses.

13.           Entire Agreement.  This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement.

14.           Successors; Binding Agreement.

(a)           Penns Woods and Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the businesses and/or assets of Penns Woods and Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Penns Woods and Bank would be required to perform it if no such succession had taken place.  Failure by Penns Woods and Bank to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement.  As used in this Agreement, “Penns Woods” and “Bank” shall mean Penns Woods and Bank as defined previously and any successor to their respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b)           This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees.  If Executive should die after a Notice of Termination is delivered by Executive, or following termination of Executive’s employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such designee, to Executive’s estate.

15.           Legal Fees.  Penns Woods shall reimburse Executive for legal fees and expenses incurred by Executive in connection with any legal action necessary to enforce any provision of this Agreement.

16.           Arbitration. Penns Woods, Bank and Executive recognize that, in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time.  Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement other than matters relating to Section 7 (Covenant Not to Compete) are to be submitted for resolution to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”) at a location selected by Penns Woods.  Penns Woods and Bank or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules.  Penns Woods and Bank and Executive, may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association’s pool.  The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement.  The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction.  Following written notice of a request for arbitration, Penns Woods, Bank and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein.

17.           Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

18.           Applicable Law.  This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

19.           Headings.  The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PENNS WOODS BANCORP, INC.

By	/s/	Theodore Reich	(SEAL)

Attest:	/s/	Ronald Walko

“Penns Woods”

JERSEY SHORE STATE BANK

By	/s/ Theodore Reich		(SEAL)

Attest:	/s/	Ronald Walko

“Bank”

Witness:

/s/ Carolyn Wolfanger	/s/ William H. Rockey	(SEAL)
William H. Rockey

“Executive”